Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations 651-236-5158

NEWS	For Immediate Release	January 24, 2008

H.B. Fuller Announces New $200 Million

Share Repurchase Program

Declares Regular Quarterly Dividend

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) announced today that its Board of Directors has authorized a new share repurchase program of up to $200 million of the Company’s outstanding common shares and declared a regular cash dividend of $0.0645 per share of common stock.

“We are pleased to announce a new $200 million plan after just completing a $100 million stock buyback program at the end of last year. This new plan continues our commitment to maintaining a balanced approach to returning capital to shareholders while preserving financial flexibility to invest in acquisitions and internal growth initiatives,” said Michele Volpi, president and chief executive officer. “We believe we are a good value in the marketplace today and we intend to execute on this new plan with vigor and determination to reward our long-term holders.”

Under the program, the Company, at management’s discretion, may repurchase shares for cash on the open market from time to time, in privately negotiated transactions or block transactions, or through an accelerated repurchase agreement. The primary source of funding for the program is expected to be excess cash held in the United States and short-term debt financing. The timing of such repurchases will depend on price, market conditions and applicable regulatory requirements. The program does not require the Company to repurchase any specific number of shares and may be modified, suspended or terminated at any time without prior notice.

The regular cash dividend of $0.0645 per share of common stock is payable on February 21, 2008 to shareholders of record at the close of business on February 7, 2008.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide formulator and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2007 net revenue of $1.4 billion. Its common stock is traded on the New York Stock Exchange under the ticker symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 6, 2007, July 6, 2007, and October 5, 2007 and 10-K filing of February 15, 2007. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.